As filed with the Securities and Exchange Commission on October 5, 2021

Registration No. 333-207780

Registration No. 333-233196

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-207780

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-233196

UNDER

THE SECURITIES ACT OF 1933

J. ALEXANDER’S HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Tennessee	47-1608715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3401 West End Avenue, Suite 260 P.O. Box 24300 Nashville, Tennessee	37202
(Address of Principal Executive Offices)	(Zip Code)

J. Alexander’s Holdings, Inc. 2015 Equity Incentive Plan

(Full title of the plan)

James Mazany

Chief Executive Officer

J. Alexander’s Holdings, Inc.

c/o SPB Hospitality LLC

19219 Katy Freeway, Suite 500

Houston, Texas 77094

(346) 440-0772

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

With copy to:

Steven M. Haas

Hunton Andrews Kurth LLP

951 East Byrd Street

Riverfront Plaza, East Tower

Richmond, Virginia 23219-4074

(804) 788-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post-Effective Amendment” and, collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by J. Alexander’s Holdings, Inc. (“J. Alexander’s Holdings” or the “Registrant”) with the Securities and Exchange Commission (the “SEC”) (note that the share numbers listed below do not take into account any corporate actions, such as stock splits, taken in the interim, as applicable):

1.

Registration Statement on Form S-8 (Registration No. 333-207780) filed with the SEC on November 3, 2015 pertaining to the registration of 1,500,000 shares of common stock, par value $0.001 per share, of J. Alexander’s Holdings (“Common Stock”) issuable pursuant to the J. Alexander’s Holdings, Inc. 2015 Equity Incentive Plan (the “Plan”).

2.

Registration Statement on Form S-8 (Registration No. 333-233196) filed with the SEC on August 9, 2019 pertaining to the registration of an additional 1,350,000 shares of Common Stock issuable pursuant to the Plan.

On September 30, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated July 2, 2021, by and among J. Alexander’s Holdings, SPB Hospitality LLC (“SPB”), and Titan Merger Sub, Inc., an indirect, wholly-owned subsidiary of SPB (“Merger Sub”), Merger Sub merged with and into J. Alexander’s Holdings (the “Merger”), with J. Alexander’s Holdings surviving the Merger as a wholly-owned subsidiary of SPB. As a result of the Merger, J. Alexander’s Holdings has terminated all offerings of securities of J. Alexander’s Holdings pursuant to existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertakings made by J. Alexander’s Holdings in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, J. Alexander’s Holdings hereby removes from registration all of such securities of J. Alexander’s Holdings registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and J. Alexander’s Holdings hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 5, 2021.

J. ALEXANDER’S HOLDINGS, INC.

By:	/s/ Morgan McClure
Name:	Morgan McClure
Title:	President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.